Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

JennisonDryden Portfolios:

We consent to the incorporation by reference in the registration statement (Nos. 811-04864 and 033-09269) on Form N-1A of JennisonDryden Portfolios – Jennison Value Fund (the “Fund”) of our report dated October 26, 2007, with respect to the statement of assets and liabilities, including the portfolio of investments, of the Fund as of August 31, 2007, and the related statement of operations for the ten-month period ended August 31, 2007 and the year ended October 31, 2006, the statement of changes in net assets for the ten-month period ended August 31, 2007 and each of the years in the two-year period ended October 31, 2006 and the financial highlights for the ten-month period ended August 31, 2007 and each of the years in the three-year period ended October 31, 2006, which report appears in the August 31, 2007 annual report on Form N-CSR of the Fund.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

New York, New York

December 20, 2007